                                                                       EXHIBIT 1


                             CITIZENS CORPORATION
                     RESOLUTIONS OF THE BOARD OF DIRECTORS
                               October 27, 1998
                               ----------------



RESOLVED:  That pursuant to Section 141(c) of the Delaware General Corporation
-------- Law and this Corporation's by-laws, a special committee of this Board of Directors (the "Special Committee"), consisting of James A. Cotter, Jr., Neal J. Curtin and Dona Scott Laskey, is hereby established in connection with the announcement by Allmerica Financial Corporation ("AFC") that AFC intends to commence, either directly or through a wholly-owned subsidiary, a cash tender offer (the "Tender Offer") to acquire all of the shares of common stock of this Corporation that AFC's subsidiaries do not already own, followed by a merger of this Corporation with a wholly owned subsidiary of AFC pursuant to Section 253 of the DGCL (the "Merger" and together with the Tender Offer, the "Transaction").

RESOLVED:  That the Special Committee is hereby authorized, empowered and
-------- directed to exercise all power and authority of this Board of Directors that may be delegated by law to the Special Committee with respect to the review, evaluation and, if advisable, negotiation of the Transaction, such power and authority to include without limitation, the power and authority to (i) review, evaluate and, if advisable, negotiate the terms and conditions of the Transaction,
           (ii) provide a recommendation to this Board of Directors regarding the Transaction, determine whether this Corporation should recommend that its shareholders accept the Tender Offer, and determine whether the Transaction is fair to, and in the best interests of, the public shareholders of this Corporation, (iii) select and retain, at the expense of this Corporation, such experts and advisors, including an independent investment banking firm and legal counsel, as the Special Committee shall deem appropriate in order to assist it in discharging its responsibilities and this Corporation shall pay the reasonable fees, expenses and disbursements thereof, and (iv) take any such other actions the Special Committee deems necessary or desirable to accomplish the foregoing.

RESOLVED:  That the Special Committee is authorized and directed in the name and
-------- on the behalf of the Corporation to prepare, execute, and file with the Securities and Exchange Commission and with any other regulatory body or entity as may be required, a Schedule 14D-9 and any other schedule, document, instrument or agreement required in connection with the Transaction.

RESOLVED: That the Special Committee is authorized and directed in the name and -------- on the behalf of the Corporation to cause the Corporation to prepare, execute, and file with the Securities and Exchange Commission any and all amendments and supplements to any of the aforementioned and to take any and all such further action in connection therewith as such officers may deem necessary or desirable.

RESOLVED:  That the Special Committee and each member of the Special Committee
-------- be, and they hereby are, authorized and empowered to select from the members of the Special Committee a Chairperson of the Special Committee, which Chairperson shall be authorized to execute on behalf of the Special Committee such consents, waivers and other documents as the Chairperson deems necessary or appropriate in his or her judgment to carry out the responsibilities of the Special Committee contemplated by the foregoing resolutions.

                                       2